Exhibit 99.1

Bellicum Pharmaceuticals Announces Proposed $53.0 Million Public Offering of Preferred Stock and Warrants with Concurrent Private Placement

HOUSTON, Aug. 15, 2019 (GLOBE NEWSWIRE) — Bellicum Pharmaceuticals, Inc.(Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today announced that it is offering to sell, subject to market and other conditions, shares of its Series 1 preferred stock and warrants to purchase shares of its common stock in a public offering for aggregate gross proceeds of approximately $53.0 million. Each share of Series 1 preferred stock is being sold together with one warrant to purchase 100 shares of common stock (or, in certain circumstances, one warrant to purchase one share of Series 1 preferred stock) at a combined price to the public. The warrants will be immediately exercisable and will expire seven years from the date of issuance.

The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

Jefferies and Wells Fargo Securities are acting as the book-running managers for the offering.

The securities described above are being offered by Bellicum pursuant to a shelf registration statement filed by Bellicum with the Securities and Exchange Commission (SEC), which was declared effective on July 30, 2019. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available for free on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by e-mail at Prospectus_Department@Jefferies.com; or Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152, Attn: Equity Syndicate Department, by phone at (800) 326-5897, or by email at cmclientsupport@wellsfargo.com.

Concurrent with the offering, Bellicum intends to enter into an agreement with certain institutional investors, subject to the consummation of the public offering and other customary conditions, providing for a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to which Bellicum would agree to sell at two or more separate closings, each at the option of the investors and subject to certain conditions, shares of its Series 2 preferred stock and warrants to purchase common stock, and shares of Series 3 preferred stock and related warrants to purchase common stock, for aggregate gross proceeds of $70.0 million. In connection with the agreement for the private placement, Bellicum expects that the investors will pay an upfront option fee of approximately $12.0 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T and allogeneic T cell therapies. Bellicum’s lead GoCAR-T® candidate, BPX-601, is designed to be a more efficacious CAR-T cell product capable of overriding key immune inhibitory mechanisms. Bellicum’s rivo-cel product candidate is an allogeneic polyclonal T cell therapy that has shown promising clinical trial results in reducing leukemia relapse after a stem cell transplant.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “potential,” “continue,” “designed,” “expects,” “plans,” “intends,” “may,” “will,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the completion and size of its public offering and private placement transaction. Various factors may cause differences between Bellicum’s expectations and actual results, including risks and uncertainties related to whether or not Bellicum will be able to raise capital through the sale of its securities in the public offering and/or the private placement transaction, the final terms of the proposed offerings, market and other conditions, the satisfaction of customary closing conditions related to the proposed offerings and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Bellicum will be able to complete the proposed offerings on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offerings, Bellicum and its business can be found in Bellicum’s filings with the Securities Exchange Commission, including without limitation Bellicum’s quarterly report on Form 10-Q for the six months ended June 30, 2019, annual report on Form 10-K for the year ended December 31, 2018 and preliminary prospectus supplement filed with the SEC onAugust 15, 2019. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Investors:

Robert H. Uhl

Managing Director

Westwicke IR

858-356-5932

Robert.uhl@westwicke.com

Media:

Jim Heins

Senior Vice President

Westwicke PR

203-682-8251

james.heins@icrinc.com

Source: Bellicum Pharmaceuticals, Inc.